Exhibit 99.3

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

AVIV HEALTHCARE CAPITAL CORPORATION

Offer to Exchange

$250,000,000 6% Senior Notes due 2021, the issuance

of which has been registered under the Securities Act of 1933, as amended, for any and all outstanding and unregistered 6% Senior Notes due 2021

Pursuant to the Prospectus dated November [—], 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER [—], 2013, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a prospectus dated November [—], 2013 (the “Prospectus”) and a Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the “Issuers”) to exchange their registered 6% Senior Notes due 2021 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of their outstanding 6% Senior Notes due 2021 (the “Old Notes”). As set forth in the Prospectus, the terms of the Exchange Notes are identical to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances described in the Registration Rights Agreement, dated October 16, 2013, among the Issuers, Aviv REIT, Inc., the other guarantors listed therein and the initial purchasers of an aggregate of $250,000,000 of the Old Notes (the “Registration Rights Agreement”) and will not be entitled to registration rights which the Old Notes are entitled to under the Registration Rights Agreement.

The enclosed material is being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. An exchange of any Old Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Old Notes in the Exchange Offer.

Accordingly, we request instructions as to whether you wish for us to exchange any or all such Old Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Old Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, on December [—], 2013, unless extended. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on December [—], 2013, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Old Notes may be withdrawn at any time prior to the Expiration Date.

Your attention is directed to the following:

1.	The Issuers will issue a like principal amount of Exchange Notes in exchange for the principal amount of Old Notes surrendered pursuant to the Exchange Offer, of which $250,000,000 aggregate principal amount of 6% Senior Notes due 2021 were outstanding as of the date of the Prospectus. The terms of the Exchange Notes are identical in all respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances described in the Registration Rights Agreement and will not be entitled to registration rights which the Old Notes are entitled to under the Registration Rights Agreement.

2.	THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER — CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

3.	The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December [—], 2013, unless extended.

4.	The Issuers have agreed to pay the expenses of the Exchange Offer.

5.	Any transfer taxes incident to the transfer of Old Notes from the tendering holder to us will be paid by the Issuers, except as provided in the Prospectus and the Letter of Transmittal.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Old Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation with respect to the Old Notes.

This will instruct you to tender for exchange the aggregate principal amount of Old Notes indicated below (or, if no aggregate principal amount is indicated below, all Old Notes) held by you for the account or benefit of the undersigned, on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Old Notes to be tendered for exchange:

$

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Old Notes in the space above, all Old Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (Full Title), If Signing in a Fiduciary or Representative Capacity

Name(s) and Address, Including Zip Code

Telephone Number, Including Area Code

Taxpayer Identification or Social Security Number(s)

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